Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Earns $2.1 million, or $0.34 per Share in 1Q08

ANCHORAGE, AK—April 23, 2008—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported deposit growth contributed to the net interest margin in the first quarter of 2008, helping to offset higher provisions for loan losses and declining asset quality. In the first quarter of 2008, net income totaled $2.1 million or $0.34 per diluted share, compared to $2.7 million, or $0.42 per diluted share, in the first quarter of 2007. All per share results reflect the payment of a 5% stock dividend in October 2007 and the ongoing share repurchase program.

“With the continuing strength in natural resources and commodity prices, the Alaska economy is attracting serious investments for new exploration, development, and transportation projects for natural resources,” said Marc Langland, Chairman, President and CEO. “Recently BP and ConocoPhillips announced they will invest $600 million to reach the first major milestone for their Alaska natural gas pipeline project over the next three years. According to the companies, this will be the largest privately constructed project in the world with a total cost in excess of $30 billion. The companies announced plans to ship 4 billion cubic feet of natural gas per day by 2018. The State of Alaska Department of Revenue is also projecting that capital investment to continue to develop existing oil fields on the North Slope of Alaska will increase from $2.1 billion to $2.4 billion this year. “

“Because of the strength in the energy sector and continued overall employment growth, Alaska’s housing market continues to be stable. Although, we have noticed some softness this year in the upper end price range for homes above $750,000,” continued Langland. “According to statistics from the Alaska Housing Finance Corporation, Alaska had the lowest foreclosure rate in the country 2007 in the country at 0.67%, compared to 2.04% nationally. AHFC also noted that Alaska’s delinquency rate was 3.31%, which was the seventh lowest in the country, compared to 6.31% nationally. ”

FINANCIAL HIGHLIGHTS (at or for the quarter ended March 31, 2008, compared to March 31, 2007)

•	Net interest margin was 5.60%, one of the highest in the nation.

•	Revenues grew 6% to $14.6 million, boosted by a 46% rise in other operating income.

•	Book value per share grew 7% to $16.15.

•	Tangible book value grew 4% to $14.63 per share.

•	Deposits grew 11%, with money market accounts up 26% and interest-bearing demand deposits up 24%.

•	Nonperforming assets increased to $23.2 million.

•	The loan loss provision in the first quarter of $1.7 million brought total reserves to $12.6 million, or 1.78% of portfolio loans.

•	Capital ratios remained above well capitalized requirements with Tier 1 capital /risk adjusted assets of 12.31%.

BALANCE SHEET PERFORMANCE
In the fourth quarter of 2007, Northrim completed the purchase of Alaska First Bank & Trust, N.A., which added $58 million to its assets and $48 million to its deposits. Total assets grew 10% to $1 billion at March 31, 2008, compared to $911 million a year ago. The loan portfolio totaled $705 million at March 31, 2008, compared to $720 million at March 31, 2007. Commercial loans, which accounted for 41% of the loan portfolio at March 31, 2008, were down 5% year over year. Commercial real estate loans, which accounted for 35% of the loan portfolio at March 31, 2008, grew 4% and construction loans, which accounted for 18% of the loan portfolio, declined 13% from a year ago. Consumer loans, which accounted for 6% of the portfolio, grew 21% at March 31, 2008, compared to a year ago, as a result of the growth in overall consumer accounts.

“Bolstered by ongoing employment growth, Alaska’s real estate market continues to be stable, with relatively low residential inventories and low office and industrial vacancy rates,” said Joe Beedle, Chief Lending Officer. “National trends in the real estate market and a change in mortgage underwriting standards have affected our local housing markets though and slowed down the home purchase cycle compared to last year. As a result, according to statistics from the Municipality of Anchorage, residential building permits decreased by 40% over the last year. We have several borrowers with residential construction and land development projects that were adversely affected by these trends in the industry. These projects make up a majority of our nonperforming loans. We believe that we have minimal construction risk remaining for these projects and expect that they will be completed timely once the summer construction season opens. We anticipate further resolutions on these properties later this year and into 2009 in light of the relatively stable market and large decrease in building permit activity that has reduced the supply of new properties coming onto the market.”

“We expect additional stimulus to our economy from state spending. The State of Alaska is projected to receive record revenues due to the high price of oil and a recent change in oil taxes. These additional revenues have created a $7.7 billion surplus. The legislature placed $5 billion of this surplus in savings and used the remaining $2.7 billion for its current capital budget. The 74% increase in the state’s capital budget and the added savings should provide further support to the general economy and real estate industry.”

In the first quarter of 2008, Northrim charged off $929,000 for one relationship, moved $3.7 million from nonaccrual for two properties into OREO and added $1.1 million into 90 days past due but still accruing and $2.4 million to nonaccrual loans. Nonperforming assets increased to $23.2 million, or 2.31% of total assets at March 31, 2008, from $11.0 million, or 1.21% of assets at March 31, 2007. In addition, Northrim had net charge-offs of $864,000, or 0.49% of average loans for the first quarter ended March 31, 2008, compared to $727,000, or 0.41% of average loans, charged off in the year ago quarter. The allowance for loan losses totaled $12.6 million, or 1.78% of gross loans and 84% of nonperforming loans, at March 31, 2008, compared to $11.9 million, or 1.65% of gross loans and 116% of nonperforming loans, at March 31, 2007.

Total deposits increased 11% to $858 million at March 31, 2008, compared to $775 million at March 31, 2007. “The growth in low cost deposits continues to support our net interest margin, and we remain very positive about the contributions generated from our High Performance Checking program,” said Chris Knudson, Chief Operating Officer.

Money market balances accounted for 25% of total deposits at March 31, 2008, up from 22% a year ago. Alaska CDs, a unique and flexible savings account, accounted for 17% of total deposits at March 31, 2008, compared to 25% a year ago. Non interest bearing demand deposits represented 23% and interest bearing demand deposits were 12% of the deposit mix at March 31, 2008, compared to 24% and 11%, respectively, at March 31, 2007. Time deposits were 16% of deposits at quarter end 2007 up from 12% of deposits a year ago.

Shareholders’ equity increased 5% to $102 million, or $16.15 per share, at March 31, 2008, compared to $97 million, or $15.08 per share, at March 31, 2007. Tangible book value per share at March 31, 2008, was $14.63 compared to $14.02 at March 31, 2007. All per share calculations reflect the 5% stock dividend paid October 5, 2007. In addition, these calculations reflect the repurchase of 137,500 shares in 2007.

REVIEW OF OPERATIONS
“Because most of our deposits are in low cost transaction accounts, our cost of funds remains stable and affordable. Our ability to grow core deposits has also contributed to our net interest margin,” said Joe Schierhorn, CFO. Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.60% in the first quarter of 2008, compared to 6.04% in the first quarter a year ago.

Revenue (net interest income plus noninterest income) grew 6% to $14.6 million in the first quarter ending March 31, 2008, compared to $13.8 million in the first quarter of 2007. In the first quarter of 2008, net interest income grew to $12.2 million from $12.1 million in the first quarter of 2007. After the $1.7 million provision for loan losses, first quarter 2008 net interest income was down 10% to $10.5 million from $11.6 million for the first quarter of 2007, which included a provision for loan losses of $455,000.

Other operating income grew 46% in the first quarter of 2008 compared to the first quarter of 2007, reflecting the Bank’s initiatives to expand the financial services it offers, directly and through affiliates. Total other operating income increased in the first quarter of 2008 to $2.4 million compared to $1.7 million in the first quarter of 2007. In the first quarter of 2008, deposit account service income grew 71% to $862,000 compared to $504,000 for the first quarter of 2007, reflecting the growth in new accounts and fees associated with new services. Purchased receivables contributed $529,000 to first quarter 2008 revenue, up 24% from the $427,000 generated in the first quarter of 2007. Employee benefit plan income also grew 19% in the first quarter of 2008 to $307,000 from $257,000 in the first quarter of 2007.

Other operating expenses rose 6% in the first quarter of 2008 with higher occupancy costs and moderately higher compensation expense. Other operating expense in the first quarter of 2008 was $9.5 million compared to $8.9 million in the first quarter a year ago. The efficiency ratio during the first quarter of 2008 was 64.15% compared to 64.01% a year ago. The efficiency ratio, calculated by dividing noninterest expense (excluding intangible asset amortization expense) by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement	Quarter Ended March 31:

(Dollars in thousands, except per share data)	2008	2007	% Change

(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$14,446	$16,821	-14%
Interest on portfolio investments	1,717	1,007	71%
Interest on overnight investments	195	154	27%

Total interest income	16,358	17,982	-9%
Interest Expense:
Interest expense on deposits	3,730	5,429	-31%
Interest expense on borrowings	433	450	-4%

Total interest expense	4,163	5,879	-29%

Net interest income	12,195	12,103	1%
Provision for loan losses	1,700	455	274%

Net interest income after provision for loan losses	10,495	11,648	-10%
Other Operating Income:
Service charges on deposit accounts	862	504	71%
Purchased receivable income	529	427	24%
Employee benefit plan income	307	257	19%
Equity in earnings from mortgage affiliate	33	14	136%
Other income	691	460	50%

Total other operating income	2,422	1,662	46%
Other Operating Expense:
Salaries and other personnel expense	5,403	5,255	3%
Occupancy, net	824	698	18%
Equipment expense	296	342	-13%
Intangible asset amortization expense	88	121	-27%
Other expense	2,854	2,516	13%

Total other operating expense	9,465	8,932	6%

Income before income taxes and minority interest	3,452	4,378	-21%

Minority interest in subsidiaries	75	50	50%

Pre tax income	3,377	4,328	-22%

Provision for income taxes	1,229	1,599	-23%
Net income	$2,148	$2,729	-21%

Basic EPS	$0.34	$0.42	-19%
Diluted EPS	$0.34	$0.42	-19%
Average basic shares	6,349,499	6,444,843	-1%
Average diluted shares	6,376,233	6,545,093	-3%

Balance Sheet
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,	Annual
	2008	2007	2007	% Change

(unaudited)			(unaudited)	(unaudited)
Assets:
Cash and due from banks	$24,550	$30,767	$20,658	19%
Overnight investments	67,629	33,039	21,937	208%
Portfolio investments	125,947	161,713	84,498	49%
Loans:
Commercial loans	286,793	284,686	300,804	-5%
Commercial real estate	243,609	243,245	234,769	4%
Construction loans	125,024	138,070	144,024	-13%
Consumer loans	51,582	51,139	42,772	21%
Other loans	369	405	364	1%
Unearned loan fees	(2,425)	(2,744)	(2,589)	-6%

Total loans	704,952	714,801	720,144	-2%
Allowance for loan losses	(12,571)	(11,735)	(11,853)	6%

Net loans	692,381	703,066	708,291	-2%
Purchased receivables, net	20,841	19,437	20,365	2%
Premises and equipment, net	16,623	15,621	12,834	30%
Goodwill and intangible assets	9,569	9,946	6,783	41%
Other real estate owned	8,264	4,445	829	897%
Other assets	35,914	36,680	34,970	3%
Total assets	$1,001,718	$1,014,714	$911,165	10%

Liabilities and Shareholders’ Equity:
Demand deposits	$199,597	$224,986	$184,653	8%
Interest-bearing demand	102,819	96,455	83,194	24%
Savings deposits	55,066	55,285	47,856	15%
Alaska CDs	148,105	171,341	194,952	-24%
Money market deposits	212,696	215,819	168,867	26%
Time deposits	139,856	103,490	95,915	46%

Total deposits	858,139	867,376	775,437	11%
Borrowings	12,645	16,770	8,602	47%
Junior subordinated debentures	18,558	18,558	18,558	0%
Other liabilities	10,408	10,595	11,802	-12%

Total liabilities	899,750	913,299	814,399	10%
Minority interest in subsidiaries	36	24	18	100%
Shareholders’ equity	101,932	101,391	96,748	5%
Total liabilities and equity	$1,001,718	$1,014,714	$911,165	10%

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
				March 31,		December 31,		March 31,
				2008		2007		2007

				(unaudited)		(unaudited)		(unaudited)
Asset Quality:
	Non accrual loans			$12,095		$9,673		$6,435
	Loans 90 days past due			2,793		1,665		3,679
	Restructured loans			-		-		78

	Total non-performing loans			14,888		11,338		10,192
	Other real estate owned			8,264		4,445		829
	Total non-performing assets				$23,152		$15,783	$11,021

	Non-performing loans / portfolio loans				2.11%		1.59%	1.42%
	Non-performing assets / assets				2.31%		1.56%	1.21%
	Allowance for loan losses / portfolio loans				1.78%		1.64%	1.65%
	Allowance / non-performing loans				84.44%		103.50%	116.30%
	Loan (recoveries) charge-offs, net for the quarter				$864		$3,559	$727
	Net loan (recoveries) charge-offs / average loans, annualized				0.49%		0.86%	0.41%
Capital Data (At quarter end):
	Book value per share				$16.15		$16.09	$15.08
	Tangible book value per share				$14.63		$14.51	$14.02
	Tier 1 / Risk Adjusted Assets				12.31%		12.32%	13.29%
	Total Capital / Risk Adjusted Assets				13.57%		13.57%	14.54%
	Tier 1 /Average Assets				11.36%		11.10%	12.08%
	Shares outstanding				6,311,807		6,300,256	6,417,458
	Unrealized gain (loss) on AFS securities, net of income taxes				$236		$225	($173)
Profitability Ratios (For the quarter):
	Net interest margin (tax equivalent)				5.60%		5.79%	6.04%
	Efficiency ratio*				64.15%		55.82%	64.01%
	Return on average assets				0.88%		0.86%	1.23%
	Return on average equity				8.40%		8.32%	11.47%
Average Balances

(Dollars in thousands, except per share data)
		March 31,	December 31,		March 31,			Annual
		2008	2007		2007		% Change

		(unaudited)	(unaudited)		(unaudited)		(unaudited)
Average Quarter Balances
Loans		$707,282		$710,398		$715,417		-1%
Total earning assets		877,486	891,617		815,088			8%
Total assets		976,205	992,473		900,557			8%
Non-interest bearing deposits		194,298	213,345		180,054			8%
Interest bearing deposits		630,877	627,410		584,018			8%
	Total deposits	825,175	840,755		764,072			8%
Shareholders’ equity		102,793	103,056		96,512			7%